                                                                   EXHIBIT 99.J


THIS IS COUNTERPART NO. TWO (DUPLICATE) OF TWO COUNTERPARTS. TO THE EXTENT THIS AGREEMENT CONSTITUTES CHATTEL PAPER (AS SUCH TERM IS DEFINED IN THE UNIFORM COMMERCIAL CODE IN EFFECT IN ANY APPLICABLE JURISDICTION), NO SECURITY INTEREST HEREIN MAY BE CREATED THROUGH THE TRANSFER OR POSSESSION OF ANY COUNTERPART OTHER THAN COUNTERPART NO. ONE.

                            MARINE SHIPPING CONTAINER
                                 VARIABLE LEASE
                           (COMBINED CONTAINER SET IV)

      THIS MARINE SHIPPING CONTAINER VARIABLE LEASE (the "AGREEMENT") made as of the 17th day of April, 1995 by and between TRANS OCEAN CONTAINER CORPORATION, a Delaware corporation, whose head office is located at 851 Traeger Avenue, San Bruno, CA 94066 (hereinafter called the "Lessee") and Investors Asset Holding Corp., a Massachusetts corporation, not in its individual capacity but solely as Trustee of the "AFG/ICCU Trust," having a principal place of business c/o American Finance Group, Exchange Place, Boston, MA 02109 (hereinafter called the "Lessor").

                              W I T N E S S E T H:

      WHEREAS, the Lessor has agreed to purchase from the Lessee approximately 2500 TEU's (as defined below) of maritime shipping containers, including dry cargo, open top, and collapsible flat rack containers, which containers shall be more fully described in Bills of Sale issued pursuant to that certain Purchase and Sale Agreement of even date herewith (the "Purchase and Sale Agreement") between the parties (said containers are hereafter called the "Containers");

      WHEREAS, the Lessee is engaged in the business of leasing and operating containers; and

      WHEREAS, the Lessor desires to lease the Containers to the Lessee and the Lessee is willing to lease the Containers from the Lessor, all on the terms and conditions set forth herein.

      NOW, THEREFORE, the parties hereby agree as follows:

      1. Lessor-Lessee Relationship

      (a) The Lessor hereby leases the Containers to the Lessee, and the Lessee hereby leases the Containers from the Lessor, in accordance with the terms and conditions set forth below.

      (b) In order to further evidence the relationship of lessor

            (1) the Lessor has and shall retain exclusive legal and beneficial ownership of the Containers, and the Lessee shall not have any right, title or interest in the Containers, except as provided in this Agreement;

            (2) in the conduct of its business, the Lessee will not hold itself out as an owner of the Containers or take any action that would be inconsistent with the ownership of the Containers by the Lessor or that would otherwise be inconsistent with, or outside the scope of, the lease created under this Agreement; and

            (3) Lessor and Lessee agree to treat the transactions provided for in this Agreement as a lease of the Containers by the Lessor to the Lessee for United States federal income tax purposes and to take positions consistent with such treatment in filing the respective United States federal income tax returns, if any, required to be filed thereby.

      (c) The Lessee and the Lessor expressly recognize and acknowledge that this Agreement does not create a partnership, joint venture or other entity among or between the Lessor, the Lessee, and/or any other person, and is intended only to set forth the terms and conditions of the lessor/lessee relationship between the Lessor and the Lessee with respect to the matters specifically contained herein.

      (d) The Lessee acknowledges and agrees that:

            (i) LESSOR IS NOT A MANUFACTURER OF THE CONTAINERS OR A MERCHANT OR DEALER IN PROPERTY OF SUCH KIND;

            (ii) ON OR BEFORE THE PURCHASE DATE OF EACH CONTAINER, THE LESSEE WILL HAVE ACCEPTED THE CONTAINER INTO ITS FLEET OF MANAGED, OWNED AND LEASED INTERMODAL MARINE CONTAINERS; AND

            (iii) LESSOR HAS NOT MADE, AND DOES NOT HEREBY MAKE, ANY REPRESENTATION, WARRANTY, OR COVENANT, EXPRESS OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, CONDITION, QUALITY, DURABILITY, DESIGN, OPERATION, FITNESS FOR USE, OR SUITABILITY OF THE CONTAINERS OR ANY COMPONENT THEREOF IN ANY RESPECT WHATSOEVER OR IN CONNECTION WITH OR FOR THE PURPOSES AND USES OF THE LESSEE, AND THE LESSOR HAS NOT MADE AND DOES NOT HEREBY MAKE ANY OTHER REPRESENTATIONS, WARRANTIES, OR COVENANTS OF ANY KIND AND CHARACTER, EXPRESS OR IMPLIED WITH RESPECT THERETO, AND SHALL NOT BE LIABLE FOR ANY ACTUAL, INCIDENTAL, CONSEQUENTIAL, OR OTHER DAMAGES OF OR TO ANY PERSON WHATSOEVER, WITH RESPECT THERETO, AND THE LESSEE IS LEASING THE CONTAINERS "AS IS AND WITH ALL FAULTS."

      (e) Lessee represents, warrants and certifies to the Lessor as of the date of execution and delivery of this Agreement:

            (i) Lessee is duly organized, validly existing and in


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good standing under the laws of the state of its incorporation, with full power to enter into and to pay and perform its obligations under this Agreement, and is duly qualified and in good standing in all other jurisdictions in the United States in which the nature of its business or the ownership of its properties, or both, make such qualification necessary and where failure to so qualify would materially adversely affect its financial condition or the conduct of its business or the performance of its obligations under or the enforceability of this Agreement.

            (ii) This Agreement and all related documents have been duly authorized, executed and delivered by Lessee, are valid, legal and binding obligations of Lessee, are enforceable against Lessee in accordance with their terms and do not and will not contravene any provisions of or constitute a default under Lessee's organizational documents or its by-laws, any agreement to which it is a party or by which it or its property is bound, or any law, regulation or order of any governmental authority;

            (iii) Lessor's right, title and interest in and to this Agreement and the Containers and the rentals therefrom will vest in Lessor on the Purchase Date for such Containers and will not be affected or impaired by the terms of any agreement or instrument by which Lessee or its property is bound except for Lessee's rights under this Agreement and the rights of the sublessees under the applicable subleases of such Containers;

            (iv) no approval of, or filing with, any governmental authority or other person is required in connection with Lessee's entering into, or the payment or performance of its obligations under, this Agreement except for the filing of UCC-l financing statements as contemplated by Section 4 of the Purchase and Sale Agreement;

            (v) there are no suits or proceedings pending or, to the knowledge of Lessee, threatened, before any court or governmental agency against Lessee which, if decided adversely to Lessee, would materially adversely affect Lessee's business or financial condition or its ability to perform any of its obligations under this Agreement;

            (vi) there has been no material adverse change to the Lessee's financial condition or results from its operations since the date of its most recent audited financial statements delivered to Lessor; and

            (vii) the address stated in the preamble to this Agreement as Lessee's head office is the principal place of business and chief executive office of Lessee; and Lessee does not conduct business under a trade, assumed or fictitious name except as follows: Trans Ocean, Trans Ocean Leasing, and TOL.

      2. The Lessee's Duties

      In consideration of the right to use and operate the Containers as lessee pursuant to this Agreement, the Lessee agrees that it will, during the term hereof, perform the following duties, using a level or standard of care no less than the Lessee would use with respect to containers it owns, leases or operates for others:

      (a) accept delivery of the Containers;

      (b) place such marks upon the Containers, register the Containers in accordance with such tariffs as required for their operation in marine shipping service, paint the Containers any appropriate color, and place on the Containers such markings or legends as the Lessee deems required or appropriate;

      (c) take all reasonable and customary steps as may be required to provide for the sublease of the Containers under short, medium and long term leases on such terms and conditions as it may deem satisfactory, in its sole discretion (except as otherwise specifically provided for in this Agreement);

      (d) pay to the Lessor the Fixed Rent or the Variable Rent (as defined in Section 6(c)(6)), as the case may be, on the last day of each calendar quarter immediately following the calendar quarter for which such Fixed Rent or Variable Rent is payable;

      (e) pay all Operating Expenses (as defined below) and file all applicable tax returns and other reports with respect to ad valorem, gross receipts and property taxes attributable to the Set Containers (as defined below);

      (f) on behalf of Lessor, sell or otherwise dispose of Containers that become subject to Casualty Occurrences or Ordinary Disposal Occurrences, as described in Section 4(b) below (for this purpose, a Casualty Occurrence shall include a "Casualty Occurrence" (as defined below) that occurs prior to the Purchase Date but that becomes known to Lessee after the Purchase Date);

      (g) perform all administrative and related functions necessary for the operation and subleasing of the Containers, including but not limited to:

            (i) maintaining and servicing (or causing the sublessees to maintain and service) the Containers in a condition that meets the then current general interchange standards of the International Institute of Container Lessors, Guide for Container Equipment Inspection, and in such condition as may be required by any applicable law or the rules or regulations of any governmental body having jurisdiction over the Containers and as maybe necessary or appropriate to make the Containers suitable for rental in international commerce;

            (ii) supervising all maintenance and repair of each Container, whether performed by the Lessee, an employee of a depot operator, or other third party, to ensure such maintenance satisfies the highest of the following standards:

                   (A) any standard required or set forth for the Containers or equipment of a similar class under any applicable industry convention or governmental law or regulation;

                   (B) any standard set by any insurance policy under which the Containers shall from time to time be insured; and

                   (C) good commercial practice;

            (iii) performing periodic inspections and surveys of the Containers in the possession of depot operators to ensure maintenance of the Containers in a seaworthy and safe operating condition;

            (iv) maintaining records with respect to the rental of the Containers, locations of the Containers when off-hire, repair and maintenance history and repair and maintenance activity; and

            (v) monitoring the location of the Containers while off-lease.

      In performing such administrative and related functions hereunder, the Lessee shall not knowingly discriminate against or in favor of the Containers in seeking subleases; and

      (h) defend, indemnify and hold the Lessor and any party or parties from whom Lessor obtained financing for the Containers (the "Lenders") harmless from and against any claims asserted against them arising out of the possession or operation of the Containers (including, but not limited to, injury to persons or loss of or damage to lading or other property), provided that the costs of such defense, indemnification and holding harmless shall be an Operating Expense for purposes of Section 6 (excluding, however, those costs or expenses that result from the gross negligence or willful misconduct of the Lessee).

      3. Covenant of Quiet Enjoyment

      The Lessor shall not disturb the Lessee's quiet enjoyment of the Containers provided Lessor is not entitled to terminate this Agreement pursuant to Section 4(c).

      4. Duration

      (a) Initial Term; Extension Options. Except as provided below, the term of this Agreement as to each of the Containers shall commence on the date such Container is included in the Container Set (as defined below) as determined under Section 6(b)(4), and shall remain in full force and effect until June 30, 2003 (the "Stated Term"), provided that the Lessor is hereby granted an option to extend the Stated Term of this Agreement on the same terms and conditions for up to four one-year renewal periods. The Lessor must provide written notice to Lessee of its election to exercise this renewal option not less than ninety (90) days prior to the expiration of the Stated Term of this Agreement or each subsequent renewal period.

      (b) Termination due to a Casualty Occurrence or an Ordinary Disposal Occurrence. Notwithstanding Section 4(a), this Agreement shall terminate as to any Container upon the total loss or destruction of that Container (a "Casualty Occurrence") or upon an Ordinary Disposal Occurrence (as defined below) (an "Ordinary Disposal Occurrence"), unless within ninety (90) days after the Lessee receives notice of the Casualty Occurrence or within ninety (90) days after the Ordinary Disposal Occurrence, the Lessee shall, in accordance with Section 9(b) below, replace that Container with one of like size, type, age, and condition and shall notify the Lessor of the replacement. The replacement container shall be deemed to be a "Container" for all purposes of this Agreement from and after the date of the Casualty Occurrence or the Ordinary Disposal Occurrence, as applicable. Unless Lessee replaces a Container subject to a Casualty Occurrence or an Ordinary Disposal Occurrence in accordance with Section 9(b) below, Lessee will sell, lease or otherwise dispose of such Container, and will distribute the net proceeds from such sale, lease or other disposition, in accordance with said section.

       For purposes hereof, an "Ordinary Disposal Occurrence" means the determination by Lessee to dispose of a Container in the ordinary course of business for one or both of the following reasons: (i) the Container is no longer marketable, for example, due to technological obsolescence; or (ii) the Container has suffered such damage that it is not economic to repair and re-lease the Container as described in the remainder of this section. When a Container is returned to the Lessee in damaged condition, the Lessee compares the net cash value of repairing that Container to the net proceeds that would be received if that Container were instead sold. If the net cash value is less than the net proceeds, the Lessee will dispose of the Container as an Ordinary Disposal Occurrence. The net cash value is obtained by subtracting the cost of restoring that Container to a leasable condition from the estimated present value of the future cash streams from leasing that Container over its remaining useful life.

      (c) Termination by the Lessor. Notwithstanding Section 4(a), but subject to Section 4(d), the Lessor may terminate this Agreement as to any Container by written notice effective upon delivery of the notice to Lessee (except that this Agreement shall automatically terminate without notice in the event of the occurrence under
Section 4(c)(5) below), which notice may be given only in the event that:

            (1) the Lessee shall fail to pay to the Lessor the Fixed Rent or the Variable Rent required by Section 2(d) and such failure shall continue for a period of ten (10) days after notice thereof by the Lessor to the Lessee;

            (2) the Lessee shall assign or transfer any of its rights hereunder without the prior written consent of the Lessor;

            (3) the Lessee shall default in the performance or observance of any other covenant, condition, agreement, or duty to be performed or observed by the Lessee under this Agreement and such default shall continue unremedied for a period of thirty (30) days after notice thereof by the Lessor to the Lessee;

            (4) any representation or warranty made by the Lessee in Section 1(e) hereof, Section 5 of the Purchase and Sale Agreement, or in any Bill of Sale (as defined in the Purchase and Sale Agreement) shall prove to have been false in any material respect at the time made;

            (5) the Lessee shall have (i) ceased doing business as a going concern, (ii) made an assignment for the benefit of creditors, admitted in writing its inability to pay its debts as they mature or generally failed to pay its debts as they become due, (iii) initiated any voluntary bankruptcy or insolvency proceeding, (iv) failed to obtain the discharge of any bankruptcy or insolvency proceeding initiated against it by others within 60 days of the date such proceedings were initiated, or (v) requested or consented to the appointment of a trustee or receiver with respect to itself or for a substantial part of its property; or

            (6) the Lessee shall make two (2) or more Variable Rent payments in amounts that, together with all other Variable Rent payments theretofore made, fail to aggregate a cumulative annual return to the Lessor of fourteen percent (14%) or more of the aggregate Container Cost of the Containers then under lease hereunder.

      The events described in Sections 4(c)(l), (2), (3), (4) and (5) above are hereinafter collectively referred to as "Events of Default."

      (d) Containers Subject to Sublease. Notwithstanding Sections 4(a) or 4(c), if a Container is subject to sublease at a time when this Agreement would otherwise terminate as to the Container, this Agreement shall remain in full force and effect as to the Container until the last day of the calendar quarter in which the Container comes off the sublease unless (x) such termination was as a consequence of the Event of Default specified in Section 4(c) (5), or (y) such termination was as a consequence of any other Event of Default and Lessor gives the notice described in Section 5(c)(A); provided that, unless termination as to the Container was pursuant to Section 4(c), the Lessee shall be entitled to continue this Agreement as to a Container after the last day of the calendar quarter in which the Container comes off the sublease if in its reasonable judgment it is economically feasible to restore the Container to a leasable condition and to re-lease the Container to an end-user, in which case this Agreement shall continue as to that Container until the last day of the calendar quarter in which the Container comes off a sublease or the last day of the calendar quarter in which the Lessee determines that it is not economically feasible to restore the Container to a leasable condition and to re-lease the Container to an end-user. Notwithstanding the foregoing, unless Lessor exercises its renewal option pursuant to Section 4(a), the Lessee shall not be entitled pursuant to the foregoing proviso to continue this Agreement as to any Container after the last day of the calendar quarter in which the Container comes off the sublease without the prior written consent of the Lessor.

      (e) Termination by the Lessee. Notwithstanding Section 4(d), the Lessee may terminate this Agreement as to any Container of a particular size and type at the end of the Stated Term thereof and at any time thereafter, upon the election of the Lessee, at the Lessee's sole and absolute discretion, if Variable Rent specifically allocable to the Set Containers of that size and type, calculated in a manner analogous to Section 6(c), for the most recent calendar quarter that can be reasonably calculated by the Lessee, is less than fourteen percent (14%) of the aggregate Container Cost of Containers of that size and type then under lease hereunder multiplied by a fraction the numerator of which is the number of days in that quarter and the denominator of which is 365.

      (f) Treatment of Non-Terminated Containers. Notwithstanding the foregoing, the termination of this Agreement with respect to any individual Container shall not relieve the Lessee from performing its obligations hereunder as to any Containers not subject to such termination.

      5. Termination.

      (a) Settlement of the Variable Rent. Upon any termination of this Agreement as to any Container, the Lessee shall make a complete and final settlement of the Fixed Rent and the Variable Rent for the Container as determined in Section 6 no later than the last day of the calendar quarter following the calendar quarter in which termination of this Agreement occurs as to the Container.

      (b) Remarketing of the Containers. Upon termination of this Agreement as to any Container, other than as a consequence of one of the events specified in Section 4(b) or 4(c), the Lessor hereby authorizes the Lessee to remarket the Containers on behalf of the Lessor, and the Lessee shall, pursuant to such authorization:

            (1) sell, lease or otherwise dispose of the Container, at the sole and absolute discretion of the Lessee; provided that if the Lessee elects to acquire the Container from the Lessor, the price to be paid for the Container will be negotiated in an arm's length transaction and if the parties are unable to agree on a price, Lessee will not be entitled to acquire the Container from the Lessor. Lessee shall use its best efforts to maximize the net proceeds received on account of any sale, lease or other disposition of a Container pursuant to this Section 5(b) using a level or standard of care no less than the Lessee would use with respect to containers it owns, leases or operates for others. The net proceeds of the sale, lease or other disposition shall be allocated between the Lessee and the Lessor as follows:

                  (A) the Lessor shall first receive an amount equal to the lesser of (i) the amount of the net proceeds, or (ii) the value of the Container pursuant to Exhibit A hereto; and

                  (B) any net proceeds remaining after the allocation to the Lessor in subpart (A) shall be paid 50% to the Lessor and 5O% to the Lessee as incentive compensation for handling the sale, lease or other disposition; and

            (2) make payment of any share of the net proceeds to be paid the Lessor pursuant to Section 5(b)(1) coincident with the final Variable Rent payment for the Container, but in any event, not later than the last day of the calendar quarter following the calendar quarter in which termination of this Agreement occurs as to the Container.

            For purposes of this Agreement, "net proceeds" means all proceeds received by the Lessee as a result of the sale, lease or other disposition of a Container (including without limitation damage recoveries and insurance proceeds), less all costs of the sale, lease or other disposition (including without limitation the cost of repairing and/or rehabilitating the Container to prepare it for sale, sales commissions paid to vendors, and repositioning costs).

            If pursuant to this Section 5(b) the Lessee fails to sell, lease or otherwise dispose of a Container on or prior to the last day of the calendar quarter following the calendar quarter in which termination of this Agreement occurs as to that Container, the Lessee shall, from and after such day, no longer be entitled to sell, lease or otherwise dispose of that Container pursuant to this Section 5(b) and the Lessee shall thereupon return that Container to the Lessor's possession and control "AS IS, WHERE IS." The Lessor shall thereupon retake possession and control of that

Container and shall thereafter sell, lease or otherwise dispose of that Container free from any right or interest of the Lessee but subject to the matters set forth in the next succeeding paragraph.

            On or before the last day of each calendar quarter, commencing with the calendar quarter in which Lessee returns a Container to the Lessor's possession and control pursuant to the preceding paragraph, provided no Event of Default has occurred and is continuing since the commencement of the remarketing period contained in this Section 5(b), the Lessor and the Lessee shall make a complete and final settlement of the net proceeds received with respect to any Container during such quarter. The net proceeds of the sale, lease or other disposition shall be allocated between the Lessee and the Lessor as follows:

                   (A) the Lessor shall first receive an amount equal to the lesser of (i) the amount of the net proceeds, or (ii) the value of the Container pursuant to Exhibit A hereto; and

                   (B) any net proceeds remaining after the allocation to the Lessor in subpart (A) shall be paid 50% to the Lessor and 50% to the Lessee.

      (c) Return of the Containers (Event of Default).

            (A) Upon termination of this Agreement as a consequence of an Event of Default, the Lessor may, upon written notice to Lessee (except that no notice is required with respect to the Event of Default specified in Section 4(c)(5)), pursuant to the security interest granted under Section 10 below, direct any or all sublessees of on-lease Containers to make payment directly to the Lessor and to return the Containers to Lessor at the termination of the subleases and otherwise exercise all rights and remedies of a secured creditor under the Uniform Commercial Code in effect in the applicable jurisdiction.

            (B) In the alternative, upon termination of this Agreement as a consequence of an Event of Default (other than the Event of Default specified in Section 4(c)(5)), if Lessor does not give the notice described in Section 5(c)(A), this Agreement will continue as to any Container subject to sublease at the time when this Agreement would otherwise terminate as to that Container until the last day of the calendar quarter in which the Container comes off the sublease.

            (C) In addition, upon termination of this Agreement as a consequence of an Event of Default, the Lessee shall effect an orderly transition of any Container that is off-lease at the time of termination, and of any Container that is redelivered to Lessee by a sublessee (if this Agreement continues pursuant to Section 5(c)(B)) to the Lessor for its own use or as lessor to a container operator, all in accordance with the Lessor's directions. In the event that the Lessor chooses to continue operation of any such Container for its own use or as lessor to a container operator, the Lessee shall redeliver possession of such Container to the Lessor in sound operating condition, normal wear and tear excepted, and arrange for the transport of such Container to any of the depot location(s) described on Schedule I attached hereto (or such other depot locations as may be mutually acceptable to Lessor and Lessee) (any location described on said Schedule I or as so agreed by Lessor and Lessee being hereinafter referred to as a "Schedule I Location"), it being understood that the costs, if any, of transport of such Container to a Schedule I Location shall be at the expense of the Lessee. Notwithstanding the foregoing, Lessee may redeliver replacement containers of like size, type, age and condition if the original Containers were re-delivered by Lessee's sublessees to non-Schedule I Locations. The Lessee shall not arrange for the transport of more than 400 TEU's of Containers (or replacement containers) to any of the following Schedule I
Locations: Bremen, Milan, Leghorn, Genoa, Marseille, Chicago or New Orleans, except as agreed by the Lessor.

      (d) Return of the Containers (Performance). Upon termination of this Agreement as a consequence of the event specified in Section 4(c)(6), this Agreement will continue as to any Container subject to sublease at the time when this Agreement would otherwise terminate as to that Container until the last day of the calendar quarter in which the Container comes off the sublease. The Lessee shall thereupon effect an orderly transition of such Container, and of any Container that is off-lease at the time of termination of this Agreement, to the Lessor for its own use or as lessor to a container operator, all in accordance with the Lessor's directions. In the event that the Lessor chooses to continue operation of any such Container for its own use or as lessor to a container operator, the Lessee shall redeliver possession of such Container to the Lessor "AS IS, WHERE IS."

      6. Fixed Rent; Variable Rent

      (a) Payment. During the term of this Agreement, the Lessee shall pay to the Lessor at a place designated by the Lessor in United States Dollars (1) the Fixed Rent; and (2) the Variable Rent payment based on the Lessee's use of the Containers. Because of the difficulty and complexity for the Lessee to account for the use of each Container separately, the Lessor agrees that the Variable Rent shall be based on the average use of a set of similar containers (the "Container Set") and shall be calculated in accordance with the provisions of this Section. All rentals and any other amounts to be remitted to the Lessor under this Agreement shall be paid by wire transfer of funds in accordance with payment instructions confirmed by the Lessor. All remittances due the Lessor under this Agreement shall be paid without notice or demand, and without abatement, set-off or deduction of any amounts whatsoever except as specifically set forth in this Agreement. All remittances that become past due will bear interest at a floating rate per annum equal to the lesser of (i) the "prime" rate of NatWest Bank N.A. as announced from time to time at its head office in New York, New York, plus two percent (2%) per annum (with each change in such prime rate to cause an equal and corresponding change in the rate of interest payable hereunder) or (ii) the highest rate allowed by California law, from the due date until paid.

      (b) General.

            (1) Container Set. The Container Set shall be denominated "Combined Container Set IV" and shall consist of the Containers and such other containers as are designated by the Lessee as included in the Container Set. The containers in the Container Set (including the Containers) shall be referred to as "Set Containers."

            (2) Set Container Requirements. Each Set Container must satisfy the following criteria:

                   (A) each Set Container must be a standard dry cargo or special container (other than a refrigerated or tank container) or other container-related equipment of similar classification and type;

                   (B) each Set Container must either be (i) owned by the Lessee or an affiliate of the Lessee or a partnership of which the Lessee is a general partner; (ii) leased by the Lessee from third parties, such as the Lessor; or
(iii) managed by the Lessee for the account of third parties; and

                   (C) each Set Container must either be acquired by the Lessee or an affiliate of the Lessee or a partnership of which the Lessee is a general partner or committed to the Container Set between January 1, 1992 and December 31, 1994.

            (3) Notification to Lessor. The Lessee shall, after all the Set Containers to be included in the Container Set have been identified, provide the Lessor with a summary description, in writing, of the Set Containers included in the Container Set.

            (4) Inclusion in the Container Set. A Container shall be considered to be included in the Container Set on the date that payment for such Container is received in accordance with the Purchase and Sale Agreement (the "Purchase Date").

            (5) Container Cost. The Container Cost of each Container shall equal US $2,350 per TEU or as otherwise mutually agreed to by the parties.

            (6) Exchange Rate. If the Container Cost is not paid in

United States dollars, the amount in such dollars shall be calculated based on the exchange rate prevailing on the date of payment.

            (7) TEUs. Each Set Container shall equal the following number of twenty (20) foot equivalent units ("TEUs"):

                   (i) Each twenty (20)-foot dry cargo container shall equal one (l) TEU;

                   (ii) Each forty (40)-foot dry cargo container shall equal one and one-half (1.50) TEUs;

                   (iii) Each twenty (20)-foot open top container shall equal one and fifty-four hundredths (1.54) TEUs;

                   (iv) Each forty (40)-foot open top container shall equal two and forty-eight hundredths (2.48) TEUs;

                   (v) Each forty (40)-foot collapsible end flat rack container shall equal two and seventy-six hundredths (2.76) TEUs; and

                   (vi) Each forty (40)-foot jumbo high cube container shall equal one and sixty-eight hundredths (l.68) TEUs.

      (c) Fixed Rent; Determination of Variable Rent.

            (1) Adjusted Gross Revenues of the Container Set. Adjusted gross revenues of the Container Set ("Adjusted Gross Revenues of the Container Set") for any particular calendar quarter shall equal (x) the Gross Revenues of the Container Set for that quarter less (y) the Operating Expenses of the Container Set for that quarter.

                   (i) Gross revenues of the Container Set ("Gross Revenues") for any particular quarter shall equal all revenues of the Lessee relating to the Container Set accrued during that quarter from leasing or subleasing all Set Containers, including but not limited to ancillary and all other related charges, such as pickup and drop off charges, special handling fees, and late payment fees, less uncollectible accounts receivable with respect to the Set Containers for the same quarter, as recorded on the books of account of the Lessee in accordance with generally accepted accounting principles.

                   (ii) Operating expenses of the Container Set ("Operating Expenses") for any particular quarter shall equal all operating costs and expenses incurred in connection with the operation and leasing of the Set Containers during that quarter, including but not limited to, costs and expenses related to the following: maintaining, repairing, or refurbishing the Set

Containers; inspection, handling and storage; transporting the Set Containers other than to the point of origin of the initial leases or subleases; legal fees incurred in enforcing lease obligations; insurance; third-party claims arising out of the possession or operation of the Set Containers (including, but not limited to, injury to persons and loss of or damage to lading or other property), including legal fees incurred in defending against such third-party claims; charges, assessments or levies of any kind against the Set Containers; and ad valorem, gross receipts and property taxes attributable to the Set Containers. Notwithstanding the foregoing, the Operating Expenses shall not include: (w) those costs and expenses that would be considered costs or expenses associated with ownership of containers (as opposed to those associated with operation and maintenance of containers), such as costs and expenses incurred by the Lessee or Lessor in connection with the purchase and sale of the Set Containers; (x) any taxes incurred by the Lessor in respect of the Lessor's acquisition of the Containers or any income, capital or franchise taxes imposed on the Lessor which are based on or measured by its net income, gross receipts (other than gross receipts attributable to the Set Containers), or net worth (all of which taxes shall be paid by the Lessor individually); (y) any income, capital or franchise taxes imposed on the Lessee which are based on or measured by its net income, gross receipts (other than gross receipts attributable to the Set Containers), or net worth (all of which taxes shall be paid by the Lessee individually); or (z) costs and expenses incurred by the Lessee in connection with the leasing, management, and administration of the Set Containers as would generally be considered to be a part of the Lessee's own marketing, general and administrative expenses, including but not limited to, salaries, travel and entertainment expenses of the Lessee's personnel; rent; and bookkeeping and accounting charges.

            (2) Container Set TEU-Days. For all Set Containers in the Container Set for any particular calendar quarter, the number of Container Set TEU-days ("Container Set TEU-Days") shall equal the sum of the Monthly Container Set TEU-Days for each of the months of that quarter. The Monthly Container Set TEU-Days for any particular month shall equal (x) the number of TEU's of Set Containers on the first day of the month and the number of TEU's of Set Containers on the last day of the month, divided by two; multiplied by (y) the number of days in that month.

            (3) Container Set Daily Adjusted Gross Revenues. The "Container Set Daily Adjusted Gross Revenues" for any particular calendar quarter shall equal the Adjusted Gross Revenues of the Container Set for that quarter divided by the number of Container Set TEU-Days for the same quarter.

            (4) Lessor Container TEU-Days. For all Containers in the Container Set for any particular calendar quarter, the number of Lessor Container TEU-days ("Lessor Container TEU-Days") shall equal the sum of the Individual Container TEU-Days for each Container for that quarter. The Individual Container TEU-Days for any particular Container, for any particular quarter shall equal (x) the applicable TEU factor for a Container of that size and type (as set forth in Section 6(b)(7) above) multiplied by (y) the actual number of days during the quarter that the Container was included in the Container Set; provided that, if in any quarter a Container is subject to a Casualty Occurrence or an Ordinary Disposal Occurrence (and the Lessee does not replace that Container pursuant to Section 9(b)), that Container shall be deemed to be removed from the Container Set at the midpoint of that quarter.

            (5) Lessor Adjusted Gross Revenues. The "Lessor Adjusted Gross Revenues" for any particular calendar quarter shall equal the Container Set Daily Adjusted Gross Revenues for that quarter multiplied by the number of Lessor Container TEU-Days for the same quarter.

            (6) Fixed Rent and Variable Rent.

                   (i) Lessee shall pay Lessor "Fixed Rent" with respect to the Containers included in the Container Set for the period commencing on the Purchase Date therefor and ending on March 31, 1996 (the "Fixed Rent Period"). Fixed Rent for any particular calendar quarter shall equal the product obtained by multiplying (x) the number of Lessor Container TEU-Days for that quarter, divided by the number of days in that quarter, by (y) $98.81.

                   (ii) Lessee shall pay Lessor "Variable Rent" with respect to the Containers included in the Container Set for the period commencing on April 1, 1996 and ending on the day this Agreement terminates in accordance with
Section 4 above (the "Variable Rent Period"). Subject to subparts (iii) and (iv) below, the Variable Rent for any particular calendar quarter shall equal seventy-five percent (75.0%) of the Lessor Adjusted Gross Revenues for that quarter.

                  (iii) If the Variable Rent otherwise payable pursuant to subpart (ii) for any calendar quarter during the first year of the Variable Rent Period is less than the product obtained by multiplying (x) the number of Lessor Container TEU-Days for that quarter, divided by the number of days in that quarter, by (y) $98.81 (the "first Year Threshold Amount"), the Variable Rent for that quarter shall be increased by an amount equal to the lesser of: (x) fifteen percent (15%) times the Lessor Adjusted Gross Revenues for that quarter; or (y) the amount by which the First Year Threshold Amount exceeds the Variable Rent otherwise payable pursuant to subpart (ii) for that quarter without the adjustment provided by this subpart (iii). If the Variable Rent otherwise payable pursuant to subpart (ii) for any calendar quarter during the second year of the Variable Rent Period is less than the product obtained by multiplying (x) the number of Lessor Container

TEU-Days for that, quarter, divided by the number of days in that quarter, by
(y) $91.69 (the "Second Year Threshold Amount"), the Variable Rent payable with respect to such Container shall be increased by an amount equal to the lesser of: (x) fifteen percent (15%) times the Lessor Adjusted Gross Revenues for that quarter; or (y) the amount by which the Second Year Threshold Amount exceeds the Variable Rent otherwise payable pursuant to subpart (ii) for that quarter without the adjustment provided by this subpart (iii). The amount by which Variable Rent is increased pursuant to this subpart (iii) shall hereinafter be referred to as "Additional Variable Rent."

                  (iv) Commencing with the third year of the Variable Rent Period, the Variable Rent otherwise payable pursuant to subpart (ii) for any calendar quarter shall be decreased by an amount equal to the lesser of: (x) one-twelfth of the aggregate Additional Variable Rent; or (y) the amount by which the Variable Rent otherwise payable pursuant to subpart (ii) for that quarter without the adjustment provided by this subpart (iv) exceeds the product obtained by multiplying (A) the number of Lessor Container TEU-Days for that quarter, divided by the number of days in that quarter, by (B) $80. Notwithstanding the foregoing, the aggregate deductions from Variable Rent made pursuant to this subpart (iv) shall in no event exceed the aggregate Additional Variable Rent.

            (7) Carry-Forward of Operating Deficit. If Variable Rent for any particular calendar quarter is less than zero, the amount by which Variable Rent is less than zero (the "Operating Deficit") shall be carried forward and offset against and to the extent of Lessor's positive Variable Rent in subsequent calendar quarters, without interest, until the Operating Deficit is fully offset; provided that, no offset pursuant to this Section shall be made for any quarter for which Additional Variable Rent is payable. In no event shall the Lessor be obligated to make any direct payment to the Lessee to reimburse the Lessee for any Operating Deficit.

      7. Withholding Taxes; Arthur Andersen Review; Reports.

      (a) Withholding Taxes.

            (i) If at any time during the term of this Agreement, the Lessee is required by law to make any deduction or withholding on account of any tax, assessment or other governmental charge, which is currently in force or may in the future come into force as a result of the action of any tax authority, with respect to the Containers, the Fixed Rent, the Variable Rent, or any other amount payable by the Lessee to the Lessor hereunder, other than any taxes imposed on the Lessee which are based on or measured by its net income, gross receipts (other than gross receipts attributable to the Set Containers), or net worth, the Lessee shall, thereupon be entitled to deduct or withhold, or to offset against the Fixed Rent, the Variable Rent, or any other amount otherwise payable by the Lessee to the Lessor hereunder, the amount of such tax, assessment or other governmental charge (together with interest, additions to tax, penalties or other liabilities related thereto), irrespective of whether such tax, assessment or other governmental charge is imposed with respect to the then current or a previous taxable period, and any amount so deducted, withheld, or offset by the Lessee and paid by the Lessee to the applicable taxing authority pursuant to and in accordance with the deduction or withholding requirement shall be deemed to have been paid by the Lessee to Lessor in satisfaction of the requirements of this Agreement

            (ii) The Lessee agrees to execute and deliver all such documents and instruments, and to take all such action, as the Lessor shall reasonably request to minimize amounts to be deducted or withheld pursuant to the tax deduction or withholding requirement or to obtain an exemption from the deduction or withholding requirement and to effect any necessary compliance therewith.

            (iii) If the Lessor is organized under the laws of a jurisdiction outside the United States, then, on or prior to the date it becomes entitled to the receipt of any payment hereunder and from time to time thereafter if requested in writing by the Lessee, the Lessor shall, if and for so long as the Lessor is lawfully able to do so, provide the Lessee with (i) an accurate, complete and duly executed Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that the Lessor is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States; or (ii) in the event that, by virtue of a change in law or regulations, such forms are no longer valid, such other evidence of the Lessor's exemption from withholding (if and for so long as the Lessor is legally able to provide such evidence) as is reasonably requested by the Lessee.

            (iv) If the Lessee makes any deduction or pays any withholding tax pursuant to this Section, the Lessee shall promptly give the Lessor written evidence of payment of such tax.

      (b) Arthur Andersen Review. Arthur Andersen & Company or such other independent public accounting firm as may be satisfactory to the Lessor will review the calculations of the Adjusted Gross Revenues of the Container Set for each calendar quarter during the Variable Rent Period in the course of performing the annual audit of the Lessee's financial statements and will confirm by a written report to the Lessor to accompany the Variable Rent payment to be paid on or about June 30th of each year during the Variable Rent

Period that the calculations made by the Lessee during the preceding year were made in accordance with this Agreement. The Lessee will bear the cost of the review. Any adjustments in the Variable Rent resulting from the review shall be reflected in the payment that accompanies the written report.

      (c) Reports, Inspection.

            (i) Concurrently with payment of the Variable Rent for each calendar quarter, Lessee shall provide to Lessor a report substantially in the form of
Schedule II hereto showing the calculation of the Lessor Adjusted Gross Revenues for that quarter.

            (ii) During the term of this Agreement and for a period of one year following termination of this Agreement for any reason whatsoever, for the purpose of verifying the amount of Variable Rent due under this Agreement for any one or more calendar quarters, Lessor shall have the right on five business days notice, at Lessor's expense, to examine during the Lessee's. normal business hours the business records relating to the Containers.

      8. Utilization and Other Matters.

      (a) The Lessee agrees to use the Containers in accordance with the standards accepted in the container leasing industry. The Lessor retains the right to have the Containers inspected at any time, so long as any inspection does not interfere with normal utilization of the Containers.

      (b) The Lessee agrees not to grant or suffer to exist a lien of any kind on the Containers, or to permit any sublessee to grant or suffer to exist a lien of any kind on the Containers, except for the following liens or encumbrances ("Permitted Liens"):

            (i) liens or encumbrances that result from acts or omissions of the Lessor;

            (ii) liens or charges for current taxes, assessments or other governmental charges which are either not yet due or are being contested in good faith and by appropriate proceedings so long, as such proceedings do not involve any danger of the sale, forfeiture or loss of any Container or any interest therein;

            (iii) materialmen's, mechanics', workmen's, repairmen's, employees' and other like liens arising in the ordinary course of business which are either inchoate and relate to an obligation which is not yet due or which are being contested in good faith and by appropriate proceedings so long as such proceedings do not involve any danger of the sale, forfeiture or loss of any Container or any interest therein; and

            (iv) the rights of the sublessees of the Containers under their respective subleases with the Lessee.

      Lessor may enter into a financing arrangement with one or more Lenders; provided that such Lenders acknowledge in writing that they take subject to this Agreement.

      (c) The Lessee will not permit any sublessee to sell or otherwise transfer title to any Container to any third party.

      (d) The Lessee agrees to give the Lessor, within one hundred and eighty
(180) days of the end of each calendar year, an inventory of the Containers as of year end. This inventory will specify the name of the lessee of each Container then on lease.

      9. Insurance; Total Loss or Destruction.

      (a) The Lessee agrees during the term of this Agreement to insure the Containers against all risks of physical loss and to maintain comprehensive general liability insurance covering the Containers against bodily injury or property damage, in each case subject to normal terms and conditions of a comprehensive insurance policy, the cost of which insurance shall be an Operating Expense of the Container Set for purposes of Section 6. The Lessee will provide the Lessor with a Certificate of Insurance evidencing the insurance for all Containers covered by this Agreement and naming Lessor and Lenders as an additional insured and loss payee as their interests may appear. If the Lessee, through its own negligence, does not maintain the insurance in effect, any loss or expense due to the failure to maintain the insurance in effect shall be the responsibility of the Lessee and, notwithstanding the provisions of Section 6, shall not be an Operating Expense of the Container Set for purposes of Section 6.

      (b) (i) In the case of a Casualty Occurrence or an Ordinary Disposal Occurrence as to a Container, the Lessee agrees to replace the Container within ninety (90) days after Lessee receives notice of the Casualty Occurrence or within ninety (90) days after the Ordinary Disposal Occurrence with one of like size, type, age, and condition and to deliver to the Lessor with respect thereto concurrently with the replacement of such Container a Certificate of Replacement in the form of Exhibit B attached hereto, a Bill of Sale in substantially the form attached to the Purchase and Sale Agreement, and an amendment to the Uniform Commercial Code financing statements originally filed with respect to this transaction.

      (ii) In the alternative, until the last day of the calendar quarter following the calendar quarter in which there occurs a Casualty Occurrence or an Ordinary Disposal Occurrence, Lessee may, on behalf of the Lessor, and Lessor hereby authorizes Lessee to, sell, lease or otherwise dispose of a Container subject to a Casualty Occurrence or an Ordinary Disposal Occurrence, at the sole and absolute discretion of the Lessee; provided that, if (x) a Container is subject to a Casualty Occurrence or an Ordinary Disposal Occurrence during the period commencing on the Purchase Date and ending on June 30, 1999; and (y) the total number of Containers included in the Container Set on the Purchase Date and theretofore sold, leased or otherwise disposed of pursuant to this Section (calculated on a TEU basis as of the last day of the most recent calendar quarter during such period) exceeds five percent (5%) of the total number of Containers (calculated on a TEU basis as of the Purchase Date), Lessee shall replace such Container in accordance. with the preceding Section and shall not be entitled to sell, lease or otherwise dispose of such Container pursuant to this Section. The net proceeds of the sale, lease or other disposition shall be allocated between the Lessor and the Lessee as follows:

                  (1) the Lessor shall first receive an amount equal to the lesser of:

                        (A) the amount of the net proceeds; or

                        (B) the value of the Container according to Exhibit A attached hereto; and

                  (2) any net proceeds remaining after the allocation to the Lessor in subpart (1) shall be paid 50% to the Lessor and 50% to the Lessee as incentive compensation for handling the sale, lease or other disposition.

            (iii) The cost of the replacement or the payment shall not be an Operating Expense of the Container Set for purposes of Section 6.

            (iv) If the Lessee elects to replace the Container, it shall be entitled to retain the net proceeds of the Casualty Occurrence or Ordinary Disposal Occurrence for its own account, and the Lessor shall transfer all of its right, title and interest in and to the original Container to the Lessee. Lessor agrees to execute or to cause to be executed all necessary documents, including a bill of sale and a Uniform Commercial Code release, to evidence such transfer to Lessee.

            (v) If the Lessee elects to pay the Lessor the amount described in
Section 9(b) (ii) above, the Lessor shall be entitled to Fixed Rent or Variable Rent on account of the Container subject to the Casualty Occurrence or Ordinary Disposal Occurrence in accordance with Section 6 and shall be entitled to receive such amount on or prior to the last day of the calendar quarter following the calendar quarter in which termination of this Agreement occurs as to such Container.

      10. Security Interest. To secure the prompt and full payment and performance of any and all of Lessee's obligations hereunder,

Lessee hereby assigns, transfers, sets over, and grants to Lessor a security interest in all of Lessee's right, title and interest in and to any and all present or future subleases, leases, chattel paper, agreements for use, or other similar agreements relating to the Containers, all accounts, rents, payments and other rights to receive moneys relating thereto, all other general intangibles thereunder, all books and records and other documents relating thereto, and all proceeds of the foregoing (in each case to the extent the same relates to the Containers) (collectively, the "Collateral"). Upon the occurrence and during the continuance of an Event of Default (provided that the Lessor shall have delivered to the Lessee written notice of termination of this Agreement pursuant to Section 4(c) and the written notice described in Section 5 (c) (A), except that no notices are required with respect to the Event of Default specified in Section 4(c) (5)), Lessee agrees that Lessor shall have the right from and after the effective date of termination to receive and collect all rent and other sums payable to or receivable by Lessee under any such subleases, and the right to make all waivers and agreements, to give all notices, consents and releases and to do any and all other things whatsoever which the Lessee is or may become entitled to do under any sublease (in each case to the extent such sublease relates to the Containers).

            Anything herein to the contrary notwithstanding, nothing contained in this Section 10 may be interpreted as permitting the Lessor or any Lender, and no right or remedy may be exercised by the Lessor or any Lender, which would result in the derogation of any covenant of quiet enjoyment made to any sublessee under any sublease of a Container.

      11. Sale or Transfer by Lessor. The Lessor may at any time sell or transfer any Container or any interest therein subject to this Agreement, provided that:

            (a) the party to whom the Container is sold or transferred acknowledges in writing that the sale or transfer is subject to this Agreement;

            (b) the Lessor shall not be entitled to offer or sell any Container or any interest therein or assign or transfer this Agreement or any interest therein to any resident, domiciliary or citizen of the United States unless the offer, sale, assignment or transfer is made in compliance with all applicable United States and state securities laws; and

            (c) the Lessor shall not be entitled to sell or transfer any Container or any interest therein during the term of this Agreement to any person engaged in the business of operating and leasing ocean-going marine shipping containers to end-users, or any affiliates thereof (other than PLM International, Inc. and its affiliates).

      With respect to paragraph (b) above, the Lessor agrees that it will not authorize discussions concerning the sale or transfer of any Container or any interest therein, or the assignment or transfer of this Agreement or any interest therein, within the United States. If an agency or court of the United States or any State thereof makes a legitimate request for information to evidence compliance with the matters stated in this Section 11, the Lessor shall, upon notice from the Lessee that such request has been made, disclose such information or the evidence verifying such information so as to comply with such request.

      12. Assignment or Transfer by Lessee. No assignment hereof by Lessee or transfer of any of the rights of Lessee hereunder shall be valid or effective as against the Lessor unless in conformity with the prior written consent of the Lessor (which consent shall not be unreasonably withheld).

      13. Governing Law. This Agreement is to be interpreted and enforced in accordance with the laws of the State of California.

      14. Securities Laws Representation. For the purpose of the United States and state securities laws, Lessor represents and warrants to the Lessee that the following are true and correct on the date the Lessor executes this Agreement:

            (a) The Lessor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in containers and of protecting its own interests in connection with such investment.

            (b) The Lessor is entering into this Agreement and acquiring the Containers or an interest therein for its own account and not with a view to or for sale in connection with any distribution of a security.

            Lessor acknowledges that this transaction has not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities law. Therefore, if this transaction is deemed a security under federal or state securities laws, an interest in this Agreement or in the Containers may not be resold unless it is registered under the Act and all applicable state securities laws or an exemption from such registration is available.

      15. Amendment.

      No modification or amendment of this Agreement shall be valid unless in writing and executed by the parties hereto.

      16. Integration.

      This Agreement represents the entire agreement and understand-ing between the parties hereto and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter hereof.

      17. Counterparts.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      18. Title and Headings; Sections.

      Title and headings of the sections and subsections of this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not in any way affect the interpretation thereof. References to sections and subsections without further attribution mean sections and subsections of this Agreement.

      19. Successors and Assigns.

      The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of each party hereto.

      20. Further Assurances.

      The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents and take such further action as may be reasonably required effectively to carry out the transactions contemplated herein.

      21. Waiver of Jury Trial.

      LESSEE AND LESSOR EACH IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION OR PROCEEDING UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT.

      22. Chattel Paper.

      Only one counterpart of this Agreement shall be marked "Counterpart No. One" ("Counterpart No. One"), and all other counterparts hereof shall be marked as, and shall be duplicates. To the extent this Agreement constitutes chattel paper (as such term is defined in the Uniform Commercial Code in effect in any applicable jurisdiction), no security interest herein may be created through the transfer or possession of any counterpart other than Counterpart No. One.

      23. Effectiveness.

      This Agreement shall be effective, only when it has been executed and delivered by each of the parties hereto.

      EXECUTED as of the 17th day of April, 1995.

                                    TRANS OCEAN CONTAINER CORPORATION,
                                    the Lessee
                                    851 Traeger Avenue
                                    San Bruno, CA. 94066

                                    Telecopy No. (415) 873-6764

                                    By: /s/ [ILLEGIBLE]
                                        ------------------------------------
                                    Its: TREASURER
                                         -----------------------------------

                                    INVESTORS ASSET HOLDING CORP., not in its individual capacity but solely as Trustee of the "AFG/ICCU Trust," the Lessor Exchange Place
                                    Boston, MA 02109

                                    Telecopy No. (617) 523-1410

                                    By:
                                        ------------------------------------
                                    Its:
                                         -----------------------------------

      23. Effectiveness.

      This Agreement shall be effective, only when it has been executed and delivered by each of the parties hereto.

      EXECUTED as of the 17th day of April, 1995.

                                    TRANS OCEAN CONTAINER CORPORATION,
                                    the Lessee
                                    851 Traeger Avenue
                                    San Bruno, CA. 94066

                                    Telecopy No. (415) 873-6764

                                    By:
                                        ------------------------------------
                                    Its:
                                         -----------------------------------

                                    INVESTORS ASSET HOLDING CORP., not in its individual capacity but solely as Trustee of the "AFG/ICCU Trust," the Lessor Exchange Place
                                    Boston, MA 02109

                                    Telecopy No. (617) 523-1410

                                    By: /s/ [ILLEGIBLE]
                                        ------------------------------------
                                    Its: Vice-President
                                         -----------------------------------

                                                                       EXHIBIT A

                   VALUE IN THE EVENT OF A CASUALTY OCCURRENCE
                       OR AN ORDINARY DISPOSAL OCCURRENCE
                            (As % of Container Cost)

     After                                    After
    Quarter*              Value              Quarter*              Value
    --------              -----              --------              -----

        0                103.75%                31                 64.77%
        1                103.00%                32                 62.76%
        2                102.23%                33                 60.68%
        3                101.43%                34                 58.53%
        4                100.61%                35                 56.31%
        5                 99.76%                36                 54.02%
        6                 98.89%                37                 51.66%
        7                 97.98%                38                 49.22%
        8                 97.05%                39                 46.70%
        9                 96.08%                40                 44.10%
       10                 95.08%                41                 41.41%
       11                 94.05%                42                 38.64%
       12                 92.99%                43                 35.77%
       13                 91.90%                44                 32.82%
       14                 90.76%                45                 29.77%
       15                 89.59%                46                 26.61%
       16                 88.39%                47                 23.36%
       17                 87.14%                48                 20.00%
       18                 85.85%                49                 18.61%
       19                 84.52%                50                 17.18%
       20                 83.15%                51                 15.70%
       21                 81.73%                52                 14.17%
       22                 80.27%                53                 12.59%
       23                 78.76%                54                 10.96%
       24                 77.20%                55                  9.28%
       25                 75.59%                56                  7.54%
       26                 73.93%                57                  5.74%
       27                 72.21%                58                  3.89%
       28                 70.44%                59                  1.98%
       29                 68.61%                60                  0.00%
       30                 66.72%

----------
* Quarters begin to be counted as of the beginning of the first calendar quarter after the calendar quarter in which the Container is included in the Container Set.

                                                                       EXHIBIT B

                                     SAMPLE

                    Certificate of Replacement Number ______

A. Description of the Container(s)

      Trans Ocean Container Corporation (the "Lessee") certifies that the Container(s) listed below in Column 1 (the "Affected Container(s)") that heretofore were subject to the Marine Shipping Container Variable Lease dated as of April _____, 1995 (the "Agreement") with Investors Asset Holding Corp., a Massachusetts corporation, not in its individual capacity but solely as Trustee of the "AFG/ICCU Trust" (the "Lessor") have been subject to a Casualty Occurrence or an Ordinary Disposal Occurrence (as such terms are defined in the Agreement). Therefore, in accordance with Section 9(b) of the Agreement, the Lessee elects to provide replacement container(s) therefor and certifies that:
(i) the container(s) listed below in Column 2 (the "Replacement Container (s)") are of like size, type, age and condition as the Affected Container(s), and (ii) effective on the date indicated below, the Replacement Container(s) shall, for purposes of the Agreement, replace the Affected Container(s), and (iii) the Replacement Container(s) are, as of such date, "Containers" for purposes of the Agreement.

         COLUMN 1                                 COLUMN 2
         --------                                 --------

1. Designation of Containers           1. Designation of Containers

2. Type:                               2. Type:

3. Quantity:                           3. Quantity:

4. Container                           4. Container
   Numbers:                               Numbers:

B. Date Replacement Container(s)
   Are Effective Under The Agreement:

C. Lease of the Replacement Containers(s)

      The Lessee shall lease the above-designated Replacement Container(s) in accordance with the terms and conditions of the Agreement.

D. Restriction on Transfer of the Replacement Container(s)

      The Lessor may not sell or transfer the above designated Replacement Container(s) or any interest therein except in accordance with the Agreement.

                               TRANS OCEAN CONTAINER CORPORATION

                               By:
                                   -------------------------------
                               Title:
                                      ----------------------------

                                                                      SCHEDULE I

                            Specified Depot Locations
                        for Redelivery of the Containers

Pusan                                     New York
Hong Kong                                 London
Kaohsiung                                 Le Havre
Kobe                                      Antwerp
Nagoya                                    Rotterdam
Yokohama                                  Bremen
Seattle                                   Hamburg
San Francisco/Oakland                     Marseille
Los Angeles/Long Beach                    Genoa
Houston                                   Leghorn
New Orleans                               Milan
Chicago

                                                                     SCHEDULE II

                                 TRANS OCEAN LTD
                   CALCULATION OF DAILY ADJUSTED GROSS REVENUE
                            COMBINED CONTAINER SET IV

                                 ? QUARTER 199?

I. CONTAINER SET RESULTS

                                 DRY CARGO   DRY CARGO   HIGH CUBE   OPEN TOP   OPEN TOP   COLLAPSIBLE
                                    20'         40'       DRY 40'       20'        40'       FLAT 40'    TOTAL
                                 ---------   ---------   ---------   --------   --------   -----------   -----
GROSS REVENUE                           $5          $5          $5         $5         $5            $5     $30
BAD DEBT WRITE-OFFS                    ($1)        ($1)        ($1)       ($1)       ($1)          ($1)    ($6)
                                 ---------   ---------   ---------   --------   --------   -----------   -----
TOTAL GROSS REVENUE                     $4          $4          $4         $4         $4            $4     $24

REPAIR AND MAINTENANCE EXPENSE          $1          $1          $1         $1         $1            $1      $6
OTHER OPERATING EXPENSES                $1          $1          $1         $1         $1            $1      $6
                                 ---------   ---------   ---------   --------   --------   -----------   -----
TOTAL EXPENSES                          $2          $2          $2         $2         $2            $2     $12
                                 ---------   ---------   ---------   --------   --------   -----------   -----
ADJUSTED GROSS REVENUE                  $2          $2          $2         $2         $2            $2     $12
                                 =========   =========   =========   ========   ========   ===========   =====

II. CONTAINER SET TEU DAYS

              BEGINNING      ENDING      AVERAGE      DAYS IN      CONTAINER SET
MONTH           TEUS          TEUS         TEUS        MONTH          TEU DAYS
----------    ---------      ------      -------      -------      -------------

Month 1            6.00        6.00         6.00         31               186.00
Month 2            6.00        6.00         6.00         30               180.00
Month 3            6.00        6.00         6.00         31               186.00
                                                                   -------------
TOTAL CONTAINER SET TEU DAYS                                              552.00
                                                                   =============

III. DAILY ADJUSTED GROSS REVENUE PER TEU

                                 DRY CARGO   DRY CARGO   HIGH CUBE   OPEN TOP   OPEN TOP   COLLAPSIBLE
                                    20'         40'       DRY 40'       20'        40'       FLAT 40'      TOTAL
                                 ---------   ---------   ---------   --------   --------   -----------    ------
AVERAGE # OF CONTAINER TEU DAYS      92.00      138.00      154.56      92.00      33.44         42.00    552.00

GROSS REVENUE                        $0.05       $0.04       $0.03      $0.05      $0.15         $0.12     $0.05
BAD DEBT WRITE-OFFS                 ($0.01)     ($0.01)     ($0.01)    ($0.01)    ($0.03)       ($0.02)   ($0.01)
                                 ---------   ---------   ---------   --------   --------   -----------    ------
TOTAL GROSS REVENUE                  $0.04       $0.03       $0.03      $0.04      $0.12         $0.10     $0.04

REPAIR AND MAINTENANCE EXPENSE       $0.01       $0.01       $0.01      $0.01      $0.03         $0.02     $0.01
OTHER OPERATING EXPENSES             $0.01       $0.01       $0.01      $0.01      $0.03         $0.02     $0.01
                                 ---------   ---------   ---------   --------   --------   -----------    ------
TOTAL EXPENSES                       $0.02       $0.01       $0.01      $0.02      $0.06         $0.05     $0.02
                                 ---------   ---------   ---------   --------   --------   -----------    ------
ADJUSTED GROSS REVENUE               $0.02       $0.01       $0.01      $0.02      $0.06         $0.05     $0.02
                                 =========   =========   =========   ========   ========   ===========    ======

                                 TRANS OCEAN LTD
                      CALCULATION OF LESSOR'S VARIABLE RENT
                            COMBINED CONTAINER SET IV

                                 ? QUARTER 199?

LESSOR: ?

I. LESSOR'S CONTAINER TEU DAYS
                                                         40' HIGH
                                               40' DRY     CUBE
                                                CARGO    DRY CARGO      TOTAL
                                               -------   ---------      ------
   NUMBER OF CONTAINER DAYS
           IN THE CONTAINER SET:                    92          92
   TEU FACTOR:                                    1.50        1.68
                                               -------   ---------
   LESSOR'S CONTAINER TEU DAYS:                 138.00      154.56      292.56
                                               -------   ---------      ======

II LESSOR'S ADJUSTED GROSS REVENUE

   DAILY ADJUSTED GROSS REVENUE PER TEU:                                  $0.02
   LESSOR'S CONTAINER TEU DAYS:                                          292.56
                                                                       --------
   LESSOR'S ADJUSTED GROSS REVENUE                                        $5.85
                                                                       --------
   VARIABLE RENT PERCENTAGE:                                              75.00%
                                                                       --------
   VARIABLE RENT DUE TO LESSOR:                                           $4.39
                                                                       ========

                         CONTAINER TEU DAYS CALCULATION
                                 ? QUARTER 199?

                                     LESSOR

                                           TOTAL
                                            UNIT                   TOTAL
  CONTAINER      ACTIVITY     NUMBER      DAYS IN      TEU          TEU
    TYPE          DATE       OF UNITS     QUARTER     FACTOR       DAYS
------------     --------    --------     -------     ------      -------

C40              Month 1           1           92      1.50        138.00
                             --------     -------                 -------
                                   1           92                  138.00

J40              Month 1           1           92      1.68        154.56
                             --------     -------                 -------
                                   1           92                  154.56

LLR00D              LOAN AMORTIZATION SCHEDULE           9/29/97 10:34:50 PAGE 1

EQUITY OWNER: 8801 AFG TRUST 88-1
PERCENT OWNED: 100.000000%
LESSEE: AMOCO  RENTAL SCHEDULE: B-O-9
LENDER NAME: KANSALLIS FINANCE LTD     LOAN CODE: KFNL052

                        PRINCIPAL                                                      PRINCIPAL
PAYMENT       PMT       BALANCE         TOTAL           INTEREST       PRINCIPAL       BALANCE
DATE          #         BEFORE PMT      PAYMENT         PAYMENT        PAYMENT         AFTER PMT
-------------------------------------------------------------------------------------------------
2/01/1989      1        119,033.61       9,808.71       3,228.79        6,579.92       112,453.69
8/01/1989      2        112,453.69       9,808.71       5,903.82        3,904.89       108,548.80
2/01/1990      3        108,548.80       9,808.71       5,698.81        4,109.90       104,438.90
8/01/1990      4        104,438.90       9,808.71       5,483.04        4,325.67       100,113.23
2/01/1991      5        100,113.23       9,808.71       5,255.94        4,552.77        95,560.46
8/01/1991      6         95,560.46       9,808.71       5,016.92        4,791.79        90,768.67
2/01/1992      7         90,768.67       9,808.71       4,765.36        5,043.35        85,725.32
8/01/1992      8         85,725.32       9,808.71       4,500.58        5,308.13        80,417.19
2/01/1993      9         80,417.19       9,808.71       4,221.90        5,586.81        74,830.38
8/01/1993     10         74,830.38       9,808.71       3,928.60        5,880.11        68,950.27
2/01/1994     11         68,950.27       9,808.71       3,619.89        6,188.82        62,761.45
8/01/1994     12         62,761.45       9,808.71       3,294.98        6,513.73        56,247.72
8/01/1994                56,247.72      17,975.55            .00       17,975.55        38,272.17
2/01/1995     13         38,272.17       6,674.24       2,009.29        4,664.95        33,607.22
8/01/1995     14         33,607.22       6,674.24       1,764.38        4,909.86        28,697.36
2/01/1996     15         28,697.36       6,674.24       1,506.61        5,167.63        23,529.73
8/01/1996     16         23,529.73       6,674.24       1,235.31        5,438.93        18,090.80
2/01/1997     17         18,090.80       6,674.24         949.77        5,724.47        12,366.33
8/01/1997     18         12,366.33       6,674.24         649.23        6,025.01         6,341.32
8/02/1997                 6,341.32       6,341.32            .00        6,341.32              .00
2/01/1998     19               .00            .00            .00             .00              .00

                                       182,066.83      63,033.22      119,033.61

YEARLY RATE OF RETURN: 10.50000%

                               ** END OF REPORT **

Exhibit A - Value in the Event of a Casualty Occurrence or an Ordinary Disposal
            Occurrence
Exhibit B - Certificate of Replacement
Schedule I - Specified Depot Locations
Schedule II -  Form of Report re: Lessor Adjusted Gross Revenues